UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 18, 2019
ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec Avenue, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant's telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2019, Michael T. Normile notified the chairperson of the Nominating and Corporate Governance Committee of the board of directors (the “Board”) of Enterprise Financial Services Corp (the “Company”) that he will not stand for re-election and will retire from the Board, and the committees on which he served, effective as of the date of the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). Accordingly, Mr. Normile will not be nominated by the Board for re-election at the 2019 Annual Meeting and his term as director will end when his current term expires at the 2019 Annual Meeting. Mr. Normile’s decision not to seek re-election is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Additionally, John Q. Arnold has announced that he will not stand for re-election and will retire from the Board, and the committees on which he served, effective as of the date of the 2019 Annual Meeting, as he has reached the mandatory retirement age for directors under the Company’s mandatory retirement policy during his term expiring at the 2019 Annual Meeting. Accordingly, Mr. Arnold will not be nominated by the Board for re-election at the 2019 Annual Meeting and his term as director will end when his current term expires at the 2019 Annual Meeting.

In connection with the retirement of Messrs. Normile and Arnold from the Board and in accordance with the Company’s Amended and Restated Bylaws, the Board will decrease the number of directors from fourteen (14) to twelve (12), effective as of the date of the 2019 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date:	March 21, 2019	By:	/s/ Mark G. Ponder
Mark G. Ponder
Senior Vice President and Controller